Press Release	Source: LitFunding Corp

LitFunding Emerges From Bankruptcy

Monday June 12, 11:58 am ET

LAS VEGAS, NV--(MARKET WIRE)--Jun 12, 2006 -- LitFunding Corp. (OTC BB:LFDG.OB - News) today announced the receipt of an order of final decree closing its bankruptcy proceedings on the grounds that the bankruptcy case has been fully administered.

An involuntary bankruptcy petition was filed against LitFunding on April 2, 2003. A formal order for relief was entered in the case on November 19, 2003. On June 17, 2004, the bankruptcy court entered an order confirming the Plan of Reorganization. On March 22, 2006, LitFunding filed a motion seeking a final decree. "As a result of meeting our obligations pursuant to the Plan of Reorganization, the court has ordered our final decree, and our reorganization case closed," stated Morton Reed, CEO of LitFunding.

According to Mr. Reed, LitFunding has been pursuing completion of its Imperial line of financing and developing its new line of business through the recently acquired subsidiary, Easy Money Express. Reed further stated, "As a result of our emergence from bankruptcy, we anticipate greater focus on our business, and a greater ability to finance our business opportunities. The cost of the bankruptcy, the cost of administering the bankruptcy, and the cost of lost business opportunities has been significant. We are now focused, without the distraction and cost of the bankruptcy. For those stockholders who have stayed with us during this most trying time, we appreciate your loyalty. It is now time for us to demonstrate our appreciation for that loyalty."

About LitFunding Corp.

LitFunding, through its wholly owned subsidiary LitFunding USA, specializes in the funding of litigation primarily through plaintiffs' attorneys. LitFunding is in the litigation funding business concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned by LitFunding when any lawsuits it funds are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid. LitFunding recently acquired Easy Money Express, which the Company intends on developing into a significant business operation involved in the small loan business.

The statements in this press release regarding the order of a final decree removing LitFunding from bankruptcy, benefits of the removal from bankruptcy, the impact of the removal from bankruptcy on LFDG's business model, availability of funds under the equity line of credit from Imperial, the ability of the line of credit to improve LFDG's cash flow deficiencies, the benefits of the Easy Money Express acquisition, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays, and any other difficulties related to LFDG's business operations, risks inherent with the acquisition of a new line of business, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Contact:
LitFunding Corp., Las Vegas
Michelle DeMuth
702-317-1610

Source: LitFunding Corp